Exhibit 14.(a).2

CONSENT

I hereby consent to the inclusion of the summary of my actuarial calculations of Alon Holdings Blue Square's various employee benefits as described under the caption “Summary of Significant Accounting Policies” (note 2u) in the consolidated financial statements of Alon Holdings Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Alon Holdings Blue Square-Israel Ltd. for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Ernst & Young (Israel)
April 29, 2012	Ernst & Young (Israel)